EXHIBIT 99.1

The Chemours Company Reports Robust First Quarter 2022 Results

TSS and APM lead strong overall business performance, FY 2022 Adjusted EBITDA guidance raised 12% at the midpoint

Wilmington, Del., May 2, 2022 -- The Chemours Company (“Chemours”) (NYSE: CC), a global chemistry company with leading market positions in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials, today announces its financial results for the first quarter 2022.

First Quarter 2022 Results & Highlights

•	Net Sales of $1.8 billion, up 23% year-over-year
•	Net Income of $234 million with EPS of $1.43, up $0.86 year-over-year
•	Adjusted Net Income* of $239 million with Adjusted EPS* of $1.46, up $0.75
•	Adjusted EBITDA* of $403 million, up 50% year-over-year
•	Achieved exceptional quarterly results for TSS and APM, reflecting strong pricing and demand for our refrigerant and polymer products
•	On April 27, 2022, the Company's Board of Directors approved a second quarter dividend of $0.25 per share
•	Completed $146 million of share repurchases in the quarter; Approved a new share repurchase authorization of $750 million
•	Given the strong results in the first quarter, we now expect full year Adjusted EBITDA to be between $1.475 billion and $1.575 billion

“Our outstanding first quarter performance reflects the structural improvements we have made in our three industry leading businesses and the long-term secular growth trends underway in our TSS and APM segments,” said Chemours President and CEO Mark Newman. “In our TT segment, we continue to manage through ore challenges, which we now believe will continue into the second half of 2022, while serving our TVS contracted customers and supporting their growth. Our businesses continue to perform well against strong customer demand and are positioned to grow in 2022, despite the global economic uncertainties, exacerbated by the conflict in Ukraine and ongoing COVID-19 related lockdowns in China.”

First quarter 2022 Net Sales were $1.8 billion, 23% higher than the prior-year quarter. Volume and price were positive contributors to the improved results, growing 4% and 25%, respectively, on a year-over-year basis. Currency was a (2)% headwind, while changes in the portfolio accounted for the remaining (4)% difference on a year-over-year basis.

First quarter Net Income was $234 million, resulting in EPS of $1.43. Adjusted Net Income was $239 million. Adjusted EPS was $1.46, up $0.75 vs. the prior-year quarter. Adjusted EBITDA for the first quarter of 2022 was $403 million in comparison to $268 million in the prior-year first quarter, a result of higher pricing and volumes partially offset by cost headwinds related to raw material cost inflation and challenging logistics environment. Price vs. cost differential continued to be favorable in the first quarter. Currency was a headwind vs. the prior-year quarter.

Titanium Technologies (TT)

Creating a winning customer value proposition behind our world-class Ti-Pure™ operations

Titanium Technologies segment Net Sales in the first quarter were $928 million, up 28% in comparison to $723 million in the prior-year quarter. Volume rose 6% vs. the prior-year quarter, and price rose 24% over the same period, with currency partially offsetting by (2)%. Volume increases were driven by steady demand for our products across all end-markets and regions throughout the quarter despite the unfavorable impact of ore supply challenges. Price increases were due to contractual price changes, as well as price increases in our Flex and Distribution channels. Volume was up 3% on a sequential basis although production continued to be constrained by ore availability in the quarter. Price rose 4% on a sequential basis, as demand for Ti-PureTM pigment remained strong across all the regions. Segment Adjusted EBITDA increased 24% to $206 million from the prior-year quarter, resulting in a segment Adjusted EBITDA margin of 22%.

* For information on our non-GAAP measures, please refer to the attached “Reconciliation of GAAP Financial Measures to non-GAAP Financial Measures (Unaudited)”

EXHIBIT 99.1

Thermal & Specialized Solutions (TSS)

Driving innovation in low GWP solutions to support customers’ transition to more sustainable products

Thermal & Specialized Solutions segment Net Sales for the first quarter were $425 million, up $121 million, or 40% from the prior-year quarter. Volume rose 1%, while price contributed 40% and currency was a slight (1)% headwind. Prices increased due to positive end-market contributions across the business, excluding automotive, changing market and regulatory dynamics, along with actions implemented to offset inflationary headwinds. Volumes increased due to the continued adoption of Opteon™ refrigerants, partially offset by headwinds from automotive OEM demand related to semiconductor shortages. Volume and price increased 23% and 21%, respectively, on a sequential basis. Segment Adjusted EBITDA improved $84 million, or 93% to $174 million. First quarter Adjusted EBITDA margin of 41% reflects strong expansion from the prior-year quarter driven by favorable pricing and product mix.

Advanced Performance Materials (APM)

Creating a clean energy and advanced electronics powerhouse

Advanced Performance Materials had a record setting quarter. Segment Net Sales were $385 million vs. $333 million in the prior-year quarter, an increase of 16%. Volume and price contributed 3% and 15%, respectively, to the robust results, with currency a slight (2)% headwind in the quarter. Global average selling price increased due to customer-level pricing actions to offset increased raw material and energy costs, and mix improvement driven by increasing sales in higher value end-markets, including advanced electronics and clean energy. Volumes increased due to higher global customer demand across nearly all regions and markets. Sequential volume expanded by 6%, while price rose 5%, reflecting continued strong demand vs. the fourth quarter of 2021. Record quarterly Adjusted EBITDA of $88 million was up $30 million, or 52% vs. the prior-year quarter, and Adjusted EBITDA margin of 23% represents a 600 bps increase over the prior-year quarter as volume and price continue to outpace cost.

Other Segment

As previously announced, we completed the sale of our Mining Solutions business to Draslovka Holding a.s. in December of 2021. The remaining Chemical Solutions business in Other Segment had Net Sales and Adjusted EBITDA in the first quarter 2022 of $26 million and $0 million, respectively.

Corporate and Other Activities

Corporate and Other was an offset to first quarter Adjusted EBITDA of $(65) million vs. $(55) million in the prior-year quarter. The increase over the prior year was driven by higher legal, legacy, regulatory and environmental related costs, partially offset by the qualified spend recovery as per the MOU agreement with DuPont and Corteva.

Liquidity

As of March 31, 2022, consolidated gross debt was $3.7 billion. Debt, net of $1.1 billion cash, was $2.6 billion, resulting in a net leverage ratio of approximately 1.8x times on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $1.9 billion, comprised of $1.1 billion cash, and $0.8 billion of revolving credit facility capacity, net of outstanding letters of credit.

Cash provided by operating activities for the first quarter of 2022 was $2 million vs. $39 million in the prior-year quarter. Capital expenditures for the first quarter of 2022 were $106 million vs. $60 million in the prior-year first quarter. Free Cash Flow for the first quarter of 2022 was $(104) million vs. $(21) million in the prior-year quarter. During the quarter we repurchased $146 million of common stock and remain on track to utilize the full amount remaining on our 2018 share repurchase program in the second quarter this year.

EXHIBIT 99.1

Outlook

FY 2022 Adjusted EBITDA is now expected to be between $1.475 billion and $1.575 billion vs. prior guidance of between $1.3 billion and $1.425 billion. Free Cash Flow is expected to be greater than $550 million vs. prior guidance of greater than $500 million.

Mr. Newman concluded, “I’m proud of the way our global team continues to innovate and collaborate to meet strong customer demand despite persistent supply chain challenges. Given the secular strength we see in TSS and APM, we are raising our full year Adjusted EBITDA and Free Cash Flow guidance while acknowledging that ore constraints in TT will continue in the second half of the year. As a management team, we are fully aligned on our four key strategic priorities – improving the earnings quality of TT, driving secular growth in APM and TSS, while managing and resolving legacy liabilities, and returning the majority of our free cash to shareholders.”

Conference Call

As previously announced, Chemours will hold a conference call and webcast on May 3, 2022, at 8:30 AM EDT. A transcript of the prepared remarks, the webcast, and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours' investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours’ investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. We deliver customized solutions with a wide range of industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and consumer electronics, general industrial, and oil and gas. Our flagship products include prominent brands such as Ti-Pure™, Opteon™, Freon™, Teflon™, Viton™, Nafion™, and Krytox™. The company has approximately 6,400 employees and 29 manufacturing sites serving approximately 3,200 customers in approximately 120 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on Twitter @Chemours or LinkedIn.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio to evaluate the company's performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

EXHIBIT 99.1

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company's financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures" and materials posted to the company's website at investors.chemours.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. In addition, the current COVID-19 pandemic has significantly impacted the national and global economy and commodity and financial markets, which has had and we expect will continue to have a negative impact on our financial results. The full extent and impact of the pandemic is still being determined and to date has included significant volatility in financial and commodity markets and a severe disruption in economic activity. The public and private sector response has led to travel restrictions, temporary business closures, quarantines, stock market volatility, and interruptions in consumer and commercial activity globally. Matters outside our control have affected our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2021. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

EXHIBIT 99.1

CONTACT:

INVESTORS
Jonathan Lock
SVP, Chief Development Officer
+1.302.773.2263

Kurt Bonner
Manager, Investor Relations
+1.302.773.0026
investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Media Relations and Financial Communications Manager
+1.302.219.7140
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Net sales	$1,764	$1,436
Cost of goods sold	1,278	1,139
Gross profit	486	297
Selling, general, and administrative expense	141	139
Research and development expense	30	24
Restructuring, asset-related, and other charges	11	(5)
Total other operating expenses	182	158
Equity in earnings of affiliates	11	10
Interest expense, net	(41)	(49)
Other income, net	6	1
Income before income taxes	280	101
Provision for income taxes	46	5
Net income	234	96
Net income attributable to Chemours	$234	$96
Per share data
Basic earnings per share of common stock	$1.46	$0.58
Diluted earnings per share of common stock	1.43	0.57

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$1,145	$1,451
Accounts and notes receivable, net	1,014	720
Inventories	1,166	1,099
Prepaid expenses and other	68	75
Total current assets	3,393	3,345
Property, plant, and equipment	9,254	9,232
Less: Accumulated depreciation	(6,123)	(6,078)
Property, plant, and equipment, net	3,131	3,154
Operating lease right-of-use assets	225	227
Goodwill	102	102
Other intangible assets, net	5	6
Investments in affiliates	170	169
Restricted cash and restricted cash equivalents	100	100
Other assets	398	447
Total assets	$7,524	$7,550
Liabilities
Current liabilities:
Accounts payable	$1,168	$1,162
Compensation and other employee-related cost	99	173
Short-term and current maturities of long-term debt	24	25
Current environmental remediation	182	173
Other accrued liabilities	302	325
Total current liabilities	1,775	1,858
Long-term debt, net	3,692	3,724
Operating lease liabilities	185	179
Long-term environmental remediation	384	389
Deferred income taxes	52	49
Other liabilities	269	269
Total liabilities	6,357	6,468
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 192,509,285 shares issued and 156,843,892 shares outstanding at March 31, 2022; 191,860,159 shares issued and 161,046,732 shares outstanding at December 31, 2021)	2	2
Treasury stock, at cost (35,665,393 shares at March 31, 2022; 30,813,427 shares at December 31, 2021)	(1,393)	(1,247)
Additional paid-in capital	956	944
Retained earnings	1,940	1,746
Accumulated other comprehensive loss	(339)	(364)
Total Chemours stockholders’ equity	1,166	1,081
Non-controlling interests	1	1
Total equity	1,167	1,082
Total liabilities and equity	$7,524	$7,550

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net income	$234	$96
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	74	83
Equity in earnings of affiliates, net	(9)	(10)
Amortization of debt issuance costs and issue discounts	2	2
Deferred tax provision (benefit)	19	(6)
Asset-related charges	5	—
Stock-based compensation expense	10	12
Net periodic pension cost	3	1
Defined benefit plan contributions	(5)	(5)
Other operating charges and credits, net	6	29
Decrease (increase) in operating assets:
Accounts and notes receivable	(294)	(213)
Inventories and other operating assets	(9)	(31)
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	(34)	81
Cash provided by operating activities	2	39
Cash flows from investing activities
Purchases of property, plant, and equipment	(106)	(60)
Proceeds from sales of assets and businesses, net	1	—
Foreign exchange contract settlements, net	(5)	(17)
Cash used for investing activities	(110)	(77)
Cash flows from financing activities
Debt repayments	(4)	(3)
Payments on finance leases	(3)	(2)
Purchases of treasury stock, at cost	(144)	—
Proceeds from exercised stock options, net	6	6
Payments related to tax withholdings on vested stock awards	(4)	(2)
Payments of dividends to the Company's common shareholders	(40)	(41)
Cash used for financing activities	(189)	(42)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(9)	(17)
Decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(306)	(97)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at January 1,	1,551	1,105
Cash, cash equivalents, restricted cash and restricted cash equivalents at March 31,	$1,245	$1,008

Supplemental cash flows information
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$37	$44
Treasury Stock repurchased, not settled	6	—

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
				Ended	Sequential
	Three Months Ended March 31,		Increase /	December 31,	Increase /
	2022	2021	(Decrease)	2021	(Decrease)
Titanium Technologies	$928	$723	$205	$865	$63
Thermal & Specialized Solutions	425	304	121	295	130
Advanced Performance Materials	385	333	52	346	39
Other Segment	26	76	(50)	69	(43)
Total Net Sales	$1,764	$1,436	$328	$1,575	$189

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
	Three Months Ended March 31,		Increase /	December 31,	Increase /
	2022	2021	(Decrease)	2021	(Decrease)
Titanium Technologies	$206	$166	$40	$195	$11
Thermal & Specialized Solutions	174	90	84	95	79
Advanced Performance Materials	88	58	30	71	17
Other Segment	—	9	(9)	7	(7)
Corporate and Other	(65)	(55)	(10)	(61)	(4)
Total Adjusted EBITDA	$403	$268	$135	$307	$96

Adjusted EBITDA Margin	23%	19%		19%

See Recast of Segment Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited) within this Exhibit 99.1.

Quarterly Change in Net Sales from the three months ended March 31, 2021
	March 31, 2022	Percentage Change vs.	Percentage Change Due To
	Net Sales	March 31, 2021	Price	Volume	Currency	Portfolio
Total Company	$1,764	23%	25%	4%	(2)%	(4)%

Titanium Technologies	$928	28%	24%	6%	(2)%	—%
Thermal & Specialized Solutions	425	40%	40%	1%	(1)%	—%
Advanced Performance Materials	385	16%	15%	3%	(2)%	—%
Other Segment	26	(66)%	5%	(1)%	—%	(70)%

Quarterly Change in Net Sales from the three months ended December 31, 2021
	March 31, 2022	Percentage Change vs.	Percentage Change Due To
	Net Sales	December 31, 2021	Price	Volume	Currency	Portfolio
Total Company	$1,764	12%	8%	7%	—%	(3)%

Titanium Technologies	$928	7%	4%	3%	—%	—%
Thermal & Specialized Solutions	425	44%	21%	23%	—%	—%
Advanced Performance Materials	385	11%	5%	6%	—%	—%
Other Segment	26	(62)%	5%	(1)%	—%	(66)%

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net Income Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Net income attributable to Chemours	$234	$96	$233
Non-operating pension and other post-retirement employee benefit income	(1)	(1)	(2)
Exchange losses (gains), net	—	8	(5)
Restructuring, asset-related, and other charges (1)	16	(5)	3
Loss on extinguishment of debt	—	—	1
Gain on sales of assets and businesses (2)	(1)	—	(113)
Natural disasters and catastrophic events (3)	—	16	2
Transaction costs	—	4	(3)
Qualified spend recovery (4)	(14)	—	(8)
Legal and environmental charges (5,6)	8	13	11
Adjustments made to income taxes (7)	(3)	—	(3)
(Benefit from) provision for income taxes relating to reconciling items (8)	—	(11)	19
Adjusted Net Income (9)	239	120	135
Interest expense, net	41	49	43
Depreciation and amortization	74	83	76
All remaining provision for income taxes (9)	49	16	53
Adjusted EBITDA	$403	$268	$307

Adjusted effective tax rate (9)	17%	12%	28%
(1)

In 2022, restructuring, asset related, and other charges primarily includes asset charges and write-offs resulting from the conflict between Russia and Ukraine and our decision to suspend our business with Russian entities. In 2021, restructuring, asset-related, and other charges primarily includes a net $9 gain resulting from contract termination with a third-party services provider at the Company’s previously owned Mining Solutions facility in Gomez Palacio, Durango, Mexico.

(2)

The three months ended December 31, 2021 include a net pre-tax gain on sale of $112 associated with the sale of the Mining Solutions business of our All Other operating segment which is further discussed in “Note 3 – Acquisitions and Divestitures” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)	In 2021, natural disasters and catastrophic events pertains to the total cost of plant repairs and utility charges in excess of historical averages caused by Winter Storm Uri.
(4)

Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 16 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements on our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

(5)

Legal charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other legal charges which are discussed in further detail in “Note 16 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

(6)

Environmental charges pertains to management’s assessment of estimated liabilities associated with certain non-recurring environmental remediation expenses at various sites. See “Note 16 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 for further details.

(7)

Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.

(8)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and represents both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

(9)	Adjusted effective tax rate is defined as all remaining provision for income taxes divided by pre-tax Adjusted Net Income.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation

Adjusted earnings per share (“EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Numerator:
Net income attributable to Chemours	$234	$96	$233
Adjusted Net Income	239	120	135
Denominator:
Weighted-average number of common shares outstanding - basic	159,897,673	165,652,778	162,982,696
Dilutive effect of the Company's employee compensation plans	3,681,907	3,397,544	3,790,789
Weighted-average number of common shares outstanding - diluted	163,579,580	169,050,322	166,773,485

Basic earnings per share of common stock	$1.46	$0.58	$1.43
Diluted earnings per share of common stock	1.43	0.57	1.40
Adjusted basic earnings per share of common stock	1.49	0.72	0.83
Adjusted diluted earnings per share of common stock	1.46	0.71	0.81

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(In millions, except per share amounts)

2022 Estimated GAAP Net Income Attributable to Chemours to Estimated Adjusted Net Income, Estimated Adjusted EBITDA and Estimated Adjusted EPS Reconciliation (*)

	Year Ended December 31, 2022
	Low	High
Net income attributable to Chemours	$810	$890
Restructuring, transaction, and other costs, net (1)	5	5
Adjusted Net Income	815	895
Interest expense, net	170	170
Depreciation and amortization	300	300
All remaining provision for income taxes	190	210
Adjusted EBITDA	$1,475	$1,575

Weighted-average number of common shares outstanding - basic (2)	158.0	158.0
Dilutive effect of the Company's employee compensation plans (3)	3.7	3.7
Weighted-average number of common shares outstanding - diluted	161.7	161.7

Basic earnings per share of common stock	$5.13	$5.63
Diluted earnings per share of common stock (4)	5.01	5.50
Adjusted basic earnings per share of common stock	5.16	5.66
Adjusted diluted earnings per share of common stock (4)	5.04	5.53
(1)

Restructuring, transaction, and other costs, net includes the net provision for (benefit from) income taxes relating to reconciling items and adjustments made to income taxes for the removal of certain discrete income tax impacts.

(2)

The Company’s estimates for the weighted-average number of common shares outstanding - basic reflect results for the three months ended March 31, 2022, which are carried forward for the projection period.

(3)

The Company’s estimates for the dilutive effect of the Company’s employee compensation plans reflect the dilutive effect for the three months ended March 31, 2022, which is carried forward for the projection period.

(4)

Diluted earnings per share is calculated using net income available to common shareholders divided by diluted weighted-average common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Cash provided by operating activities	$2	$39	$214
Less: Purchases of property, plant, and equipment	(106)	(60)	(83)
Free Cash Flows	$(104)	$(21)	$131

2022 Estimated GAAP Cash Flow Provided by Operating Activities to Estimated Free Cash Flow Reconciliation (*)

(Estimated)
Year Ended December 31, 2022
Cash flow provided by operating activities	$	>950
Less: Purchases of property, plant, and equipment		~(400)
Free Cash Flows	$	>550
(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

Return on Invested Capital Reconciliation

Return on Invested Capital (“ROIC”) is defined as Adjusted EBITDA, less depreciation and amortization (“Adjusted EBIT”), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Twelve Months Ended March 31,
	2022	2021
Adjusted EBITDA (1)	$1,448	$890
Less: Depreciation and amortization	(307)	(324)
Adjusted EBIT	$1,141	$566

	As of March 31,
	2022	2021
Total debt, net (2)	$3,716	$3,993
Total equity	1,167	852
Less: Cash and cash equivalents	(1,145)	(1,008)
Invested capital, net	$3,738	$3,837
Average invested capital (3)	$3,705	$3,880

Return on Invested Capital	31%	15%
(1)

Reconciliations of net income (loss) attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net income (loss) attributable to Chemours to Adjusted EBITDA.

(2)	Total debt, net is net of unamortized issue discounts of $5 million and $7 million and debt issuance costs of $27 million and $27 million at March 31, 2022 and 2021, respectively.
(3)	Average invested capital is based on a five-quarter trailing average of invested capital, net.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

Net Leverage Ratio Reconciliation

Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less cash and cash equivalents, divided by Adjusted EBITDA.

	As of March 31,
	2022	2021
Total debt principal	$3,748	$4,027
Less: Cash and cash equivalents	(1,145)	(1,008)
Total debt principal, net	$2,603	$3,019

	Twelve Months Ended March 31,
	2022	2021
Adjusted EBITDA (1)	$1,448	$890

Net Leverage Ratio	1.8x	3.4x
(1)

Reconciliations of net income (loss) attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net income (loss) attributable to Chemours to Adjusted EBITDA.

EXHIBIT 99.1

The Chemours Company

Recast of Segment Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited)

(Dollars in millions)

Beginning with reports filed in the first quarter of 2022, the Company changed its methodology used to allocate certain corporate function expenses to the operating segments to provide the Company's Chief Operating Decision Maker (“CODM”) with a more meaningful representation of segment profitability. This allocation methodology change reflects corporate function resource usage by each operating segment based on certain commercial drivers, in addition to the cost drivers, as well as consideration of the Company's recent sale of the Mining Solutions business in 2021. The historical segment information, including Adjusted EBITDA, has been recast to conform to the current segment presentation. The recast has no impact on the historical consolidated Adjusted EBITDA.

The following tables set forth historical segment Adjusted EBITDA and Adjusted EBITDA margin as previously presented.

	Three Months Ended				Year Ended December 31,
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	2021 (1)	2020
Titanium Technologies	$169	$219	$223	$198	$809	$510
Thermal & Specialized Solutions	93	117	105	97	412	354
Advanced Performance Materials	51	74	71	65	261	126
Other Segment	10	19	15	8	51	73
Corporate and Other	(55)	(63)	(42)	(61)	(220)	(184)
Total Adjusted EBITDA	$268	$366	$372	$307	$1,313	$879
(1)	Individual quarters may not sum to full year amounts due to rounding.

	Three Months Ended				Year Ended December 31,
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	2021	2020
Titanium Technologies	23%	25%	25%	23%	24%	21%
Thermal & Specialized Solutions	31%	34%	33%	33%	33%	32%
Advanced Performance Materials	15%	20%	20%	19%	19%	11%
Other Segment	13%	20%	15%	12%	15%	20%
Total Company	19%	22%	22%	19%	21%	18%

The following tables set forth historical segment Adjusted EBITDA and Adjusted EBITDA margin, recast to conform to the current segment presentation.

	Three Months Ended				Year Ended December 31,
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	2021 (1)	2020
Titanium Technologies	$166	$217	$221	$195	$799	$498
Thermal & Specialized Solutions	90	115	103	95	401	344
Advanced Performance Materials	58	79	76	71	284	146
Other Segment	9	18	14	7	49	75
Corporate and Other	(55)	(63)	(42)	(61)	(220)	(184)
Total Adjusted EBITDA	$268	$366	$372	$307	$1,313	$879
(1)	Individual quarters may not sum to full year amounts due to rounding.

	Three Months Ended				Year Ended December 31,
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	2021	2020
Titanium Technologies	23%	25%	24%	23%	24%	21%
Thermal & Specialized Solutions	30%	34%	32%	32%	32%	31%
Advanced Performance Materials	17%	22%	21%	21%	20%	13%
Other Segment	12%	19%	14%	10%	15%	21%
Total Company	19%	22%	22%	19%	21%	18%